Exhibit 99.1

NASDAQ:GFED www.gbankmo.com For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield Springfield, MO 65807 417-520-4333

Guaranty Federal Bancshares, Inc.

Announces PRELIMINARY 2014 Financial Results

SPRINGFIELD, MO – (January 21, 2015) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces its financial results for its quarter and year ended December 31, 2014.

Below are selected highlights of the Company’s fourth quarter of 2014, compared to the third quarter of 2014 and the fourth quarter of 2013.

	Quarter ended
	December 31,	September 30,	December 31,
	2014	2014	2013
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,782	$1,360	$1,175

Diluted income per common share	$0.41	$0.31	$0.42
Common shares outstanding	4,300,148	4,300,148	2,732,355
Average common shares outstanding , diluted	4,359,364	4,345,034	2,816,906

Annualized return on average assets	1.14%	0.88%	0.87%
Annualized return on average equity	11.67%	9.45%	10.81%
Net interest margin	3.63%	3.45%	3.63%
Efficiency ratio	59.76%	64.96%	59.50%

Tangible common equity to tangible assets	9.78%	9.62%	6.19%
Tangible book value per common share	$14.30	$13.80	$14.04
Nonperforming assets to total assets	1.35%	1.60%	3.17%

Net income available to common shareholders for fiscal year 2014 was $5,425,000 as compared to $4,445,000 in fiscal year 2013. After preferred stock dividends, diluted earnings per common share was $1.33 for 2014 as compared to $1.58 earned in 2013. The declines in the quarter and annual earnings per common share from 2013 are due to the increase in common shares issued from the offering closed in March 2014 (further discussed below under “Capital”).

The following were key issues that contributed to the fourth quarter operating results as compared to the same quarter in 2013 and the financial condition results compared to December 31, 2013:

Net interest income – The Company’s net interest income declined $74,000 for the fourth quarter compared to the prior year quarter, but improved by $327,000 from the third quarter of 2014.

On the asset side, the Company experienced strong loan growth for the fourth quarter, but pricing remains challenging due to significant competition on new and existing credit relationships. This pricing pressure has impacted the ability to maintain loan yield compared to 2013 which is the most significant driver of the Company’s return on earning assets. For the quarter, the Company’s total earning asset yield declined to 4.36% as compared to 4.39% during the same quarter in 2013.

On the liability side, the Company continues to improve its cost of funds which has been the primary reason for an expansion of net interest margin over the last several years. The Company’s significant efforts to grow lower cost core deposit relationships has allowed it to successfully reduce balances of higher cost retail certificates of deposit and wholesale funding. The average cost of funds for the quarter was .82% compared to .85% during the same quarter in 2013. During the quarter, the Company did utilize FHLB advances to fund a portion of its loan growth due to the cost effectiveness of those borrowings. Going forward, the Company will utilize a mix of retail deposits and non-core, wholesale funding to fund its organic asset growth.

Provision for loan loss expense and allowance for loan losses – Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $300,000 during the quarter, a decline from the $700,000 recognized during the prior year quarter. In addition to the provision for loan loss expense of $300,000, loan charge-offs of specific loans (classified as nonperforming) exceeded recoveries by $249,000 during the quarter.

The Company’s increase in overall loan balances during the fourth quarter has increased the general component of the allowance for loan loss reserve requirements. However, reducing the overall reserve were reductions in specific reserves established on nonperforming loans due to charge-off or resolution of the problem credit. The allowance for loan losses as of December 31, 2014 was 1.33% of gross loans outstanding compared to 1.65% as of December 31, 2013. Management believes the allowance for loan losses is at a sufficient level to provide for potential loan losses in the Bank’s existing loan portfolio.

Non-interest income – The $132,000 increase in non-interest income for the quarter, compared to the prior year quarter, was primarily due to a $137,000 improvement in income from loans sold on the secondary market. Fixed-rate mortgage volume of $10.2 million for the quarter was an increase of 80% compared to the prior year quarter.

Non-interest expense – Non-interest expenses increased $51,000 for the quarter compared to the prior year quarter. There were no significant variances in any individual expense category.

Provision for income taxes – The provision for income taxes for the quarter was virtually unchanged from the prior year quarter due to minimal changes in taxable income for the two quarters. Furthermore, the actual effective tax rate (based on income before income taxes) on an annual basis has declined during 2014 due to the increased utilization of state low income housing tax credits and other tax strategies that produced positive results.

Capital – At December 31, 2014, stockholders’ equity increased to $61.5 million compared to $50.4 million at December 31, 2013. Several factors have influenced the changes in the Company’s capital position during 2014.

First, stockholders’ equity increased due to $5.4 million in net income after preferred stock dividends and accretion for fiscal year 2014.

Second, on March 7, 2014, the Company closed an underwritten offering of its common stock. The Company raised approximately $17.2 million in gross proceeds by issuing 1,499,999 shares of its common stock, which includes the full exercise of the over-allotment option granted to the underwriters of 195,652 shares, at a price to the public of $11.50 per share. Net proceeds from the sale of the shares, after underwriting discounts and offering expenses incurred to date, were approximately $15.9 million. The Company utilized $12.0 million of the net proceeds to redeem the remaining 12,000 shares of the Company’s Series A Preferred Stock on May 7, 2014. The redemption has and will continue to improve the Company’s net income available to common shareholders in future quarters by eliminating all preferred stock dividends.

Third, as a result of changes in market rates on many debt securities during the year, the value of the Company’s available-for-sale investment portfolio has increased, resulting in an increase in capital. The equity portion of the Company’s unrealized losses on available-for-sale securities was $448,000 at December 31, 2014 as compared to $2.5 million at December 31, 2013.

Due to the increase in stockholders’ equity and the corresponding increase in the number of common shares outstanding discussed above, the Company’s capital ratios have significantly improved. Tangible common equity as a percentage of tangible assets increased 359 basis points to 9.78% at December 31, 2014 compared to 6.19% at December 31, 2013. Despite the significant increase in shares issued from the common stock offering, the Company has experienced a $0.26 improvement in tangible book value per common share to $14.30 at December 31, 2014.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and well above regulatory requirements.

Nonperforming assets – Overall, asset quality continues to improve. The Company reduced its nonperforming assets to $8.5 million as of December 31, 2014 as compared to $9.9 million at September 30, 2014 and $19.7 million at December 31, 2013. Nonperforming assets as a percentage of total assets was 1.35% as of December 31, 2014 compared to 1.60% as of September 30, 2014 and 3.17% as of December 31, 2013.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Losses on foreclosed assets held for sale
●	Gains on sales of low-income housing tax credits
●	Prepayment penalties on repurchase agreements
●	Charge for loss on deposit accounts
●	Proceeds received on an insurance claim
●	Provision for loan losses
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the quarters and years ended December 31, 2014 and 2013 is set forth below.

	Quarter ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013

	(Dollar amounts are in thousands)

Net income	$1,782	$1,374	$5,782	$5,240
Add back:
Provision for income taxes	436	437	1,227	1,630
Income before income taxes	2,218	1,811	7,009	6,870
Add back/(subtract):
Gains on investment securities	(25)	(1)	(34)	(220)
Loss on foreclosed assets held for sale	103	99	213	275
Gain on sale of low-income housing tax credits	-	-	-	(1,441)
Loss on deposit accounts	-	-	-	231
Proceeds received on insurance claim	-	(217)	-	(217)
Prepayment penalty on repurchase agreements	-	-	-	1,510
Provision for loan losses	300	700	1,275	1,550
	378	581	1,454	1,688
Operating income	$2,596	$2,392	$8,463	$8,558

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

Operating Data:	Quarter ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,469	$6,619	$25,014	$25,855
Total interest expense	1,082	1,158	4,329	5,097
Net interest income	5,387	5,461	20,685	20,758
Provision for loan losses	300	700	1,275	1,550
Net interest income after provision for loan losses	5,087	4,761	19,410	19,208
Noninterest income	871	739	3,418	5,319
Noninterest expense	3,740	3,689	15,819	17,657
Income before income taxes	2,218	1,811	7,009	6,870
Provision for income taxes	436	437	1,227	1,630
Net income	1,782	1,374	5,782	5,240
Preferred stock dividends and discount accretion	-	199	357	795
Net income available for common shareholders	$1,782	$1,175	$5,425	$4,445
Net income per common share-basic	$0.41	$0.43	$1.35	$1.63
Net income per common share-diluted	$0.41	$0.42	$1.33	$1.58

Annualized return on average assets	1.14%	0.87%	0.93%	0.82%
Annualized return on average equity	11.67%	10.81%	9.67%	10.34%
Net interest margin	3.63%	3.63%	3.51%	3.44%
Efficiency ratio	59.76%	59.50%	65.63%	67.71%

Financial Condition Data:

	As of
	December 31,	December 31,
	2014	2013
Cash and cash equivalents	$12,494	$12,303
Investments	86,529	97,772
Loans, net of allowance for loan losses 12/31/2014 - $6,589; 12/31/2013 - $7,802	487,801	465,003
Other assets	41,635	44,810
Total assets	$628,459	$619,888
Deposits	$479,818	$487,319
Advances from correspondent banks	60,350	55,350
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	10,000	10,000
Other liabilities	1,349	1,399
Total liabilities	566,982	569,533
Stockholders' equity	61,477	50,355
Total liabilities and stockholders' equity	$628,459	$619,888
Equity to assets ratio	9.78%	8.12%
Tangible book value per common share	$14.30	$14.04
Nonperforming assets	$8,456	$19,670